Exhibit 10(ii)

Note Exchange Agreement

Note Exchange Agreement

BETWEEN

Healthbridge, Inc.

AND

Holders of Convertible Promissory Notes

Issued by Providence Exploration, LLC

DATED

April 10, 2006

NOTE EXCHANGE AGREEMENT

THIS NOTE EXCHANGE AGREEMENT (“Agreement”) is entered into as of April 10, 2006, by and between Healthbridge, Inc., a Texas corporation (“Company”), and the individuals and entities identified in Exhibit A to this Agreement (the “Holders”).

WITNESSETH:

WHEREAS, the Holders are the beneficial and record owners and holders of certain Convertible Promissory Notes (the “Notes”) issued by Providence Exploration, L.L.C., a Texas limited liability company (“Providence”);

WHEREAS, Providence has entered into a Joint Exploration Agreement with Harding Company, dated October 1, 2005, as amended, to purchase, explore and develop certain oil, gas and mineral interests underlying approximately 6,272 acres in Comanche and Hamilton Counties, Texas;

WHEREAS, Providence has entered into an Agreement of Purchase and Sale with Global Mineral Solutions, LP, dated March 31, 2006, to purchase, explore and develop certain oil, gas and mineral interests underlying approximately 12,832 acres in Val Verde County, Texas;

WHEREAS, the Company has entered into a commitment to loan up to five million dollars ($5,000,000) to Providence pursuant to a Secured Revolving Replacement Promissory Note, dated December 1, 2005, for the purpose of funding Providence’s purchase of said oil, gas and mineral interests and to fund Providence’s ongoing exploration and development obligations under said Joint Exploration Agreement and said Agreement of Purchase and Sale;

WHEREAS, contemporaneously with its execution of this Agreement the Company is entering into that certain Securities Exchange Agreement (the “Securities Exchange Agreement”) with Abram and Shirley Janz (collectively, “Janz”), sole members of Providence, pursuant to which Janz has agreed to exchange 100% ownership of Providence for certain shares of the $0.0001 par value common stock of the Company (“Company Stock”);

WHEREAS, the Company desires to acquire from the Holders, and the Holders desire to convey to the Company, all of the Notes in exchange for Twelve Million Two Hundred Thirteen Thousand Six Hundred Seventy (12,213,670) shares of Company Stock distributed to the Holders on a pro rata basis in proportion to their respective Note holdings on the Closing Date of this Agreement; and

WHEREAS, Janz has made it a condition to closing of the transactions contemplated in the Securities Exchange Agreement that the transactions contemplated in this Agreement be consummated; and the Holders have made it a condition to closing of the transactions contemplated in this Agreement that the transactions contemplated in the Securities Exchange Agreement be consummated.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.2 Defined Terms. Unless otherwise specifically defined in this Agreement or the context otherwise requires, capitalized terms used in this Agreement shall have the following meanings: 1.1.1 "Agreement" means this agreement, the recitals hereto and the Exhibit attached to this
Agreement, in each case, as they may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby”, and similar expressions, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and unless otherwise indicated, references to sections and subsections are to sections and subsections in this Agreement.

1.1.2	“Applicable Law” means any domestic or foreign statute, law, ordinance, regulation, by-law or order that applies to the Company, Providence, or the Holders.

1.1.5	“Assets” means all of the properties, rights and assets of Providence or the Company, as applicable, including, without limitation, Inventory, cash and cash equivalents, all investments, accounts receivable, drilling and service rigs, Goodwill, Lands, Fixed Plant and Equipment, Personal Property and material contracts.

1.1.4	“Business” means the business of providing energy exploration services and the business of exploring, developing and producing oil and gas.

1.1.5	“Business Day” means any day other than a Saturday, a Sunday or a day on which chartered banks in the United States of America are authorized or obligated by law to close.

1.1.6 "Closing Date" has the meaning set forth in subsection 2.7.
1.1.7	“Employees” means all persons engaged in the Business including employees, employees on leave, contract employees and owner-operators, if any.

1.1.8	“Encumbrance” means any encumbrance of any kind whatever and includes, without limitation, any adverse claim, security interest, mortgage, lien, hypothecation, pledge, assignment, charge, trust or deemed trust (whether contractual, statutory or otherwise arising), or any other right, option or claim of others affecting the Assets, and any covenant or other agreement, restriction or limitation on the transfer of the Assets.

1.1.9	“Environmental Laws” includes all applicable laws, statutes, regulations, by-laws, rules and Orders of any Governmental Authority where Providence has carried on business and the common law, relating, in whole or in part, to the environment, and includes those laws relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, release or disposal of any Hazardous Substance.

1.1.10	“Environmental Permits” includes all certificates, approvals, consents, authorizations, registrations, and licenses issued, granted, conferred, created or required by any Governmental Authority pursuant to any Environmental Laws.

1.1.11	“Fixed Plant and Equipment” means all plant, machinery and equipment situated on the Lands, if any.

1.1.12	“Governmental Authority” includes any domestic or foreign government whether state, federal, provincial, or municipal and any governmental agency, governmental authority, governmental tribunal or governmental commission of any kind whatsoever.

      1.1.13 “Goodwill” means:

1.1.13.1 all customer lists, contracts, files, records and outstanding quotations;
1.1.13.2	all trade marks (registered or not), trade names, designs, URL and domain names, logos, industrial design applications and copyrights (registered or not) used in the Business;

1.1.13.3 all trade secrets and confidential information of Providence in relation to the Business;

        1.1.13.4 all know-how of the Business including:

1.1.13.4.1 all information of a scientific or technical nature whether in oral, written, graphic, machine readable, electronic or physical form; and
1.1.13.4.2 all patterns, plans, designs, research data, research plans, trade secrets and other proprietary know-how, processes, formulas, drawings, technology, blue prints, flow sheets, equipment and parts lists, instructions, manuals, records and procedures.

1.1.14	“Hazardous Substance” means any hazardous waste, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good or contaminant as defined or identified in any Environmental Law.

1.1.15	“Inventory” means all inventories of products relating to the Business, all supplies, and equipment relating thereto.

1.1.16	“Lands” means the lands leased by Providence in relation to the Business including, without limitation, the lands on which the Facilities are located, the leased mineral interests underlying approximately 6,272 acres in Comanche and Hamilton Counties, Texas, and the leased mineral interests underlying approximately 12,832 acres in Val Verde County, Texas.

1.1.17	“Loss” means any and all loss, liability, damage, cost or expense actually suffered or incurred by a party resulting from the subject matter of any claim, including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto (including legal fees on a solicitor’s and his own client basis), net of any tax savings arising as a result of expensing the same, less the amount of any judgment awarded as a result of any counterclaim or set-off relating to that claim.

1.1.18	“Order” means any order, judgment, injunction, decree, award or writ of any court, tribunal, arbitrator, Governmental Authority, or other person who is authorized to make legally binding determinations.

1.1.19	“Permits” means all permits, licenses, authorizations, agreements or understandings relating to the Business and issued by any Governmental Authority, or to which any Governmental Authority is a party, including, without limitation, the Environmental Permits.

1.1.20	“Personal Property” means all of the equipment, vehicles, machinery, furniture, chattels and other tangible personal property used in the Business as at the Closing Date and any and all operating manuals, warranty information or other documentation relating thereto.

1.1.21	“Pollution” means any type of environmental damage or contamination which contravenes any Environmental Law, including, without limiting the generality of the foregoing, damage to or contamination by any substance, waste, or goods including, without limiting the generality of the foregoing, any Hazardous Substance.

1.1.22	“Promissory Note” means the Secured Revolving Replacement Promissory Note, dated December 1, 2005, executed by Providence in favor of the Company that commits the Company to loan an amount of up to five million dollars ($5,000,000) to Providence on or before the Closing Date.

1.1.23	“Providence” means Providence Exploration, LLC, and it’s wholly owned subsidiaries: PDX Drilling, LLC, an energy exploration services company and Providence Resources, LLC, an oil and gas exploration company, both of which are Texas limited liability companies.

1.1.24 "Taxes" means all taxes and similar governmental charges, including:
1.1.24.1	state, federal, provincial, municipal and local, foreign or other income, franchise, capital, real property, personal property, withholding, payroll, employer health, transfer, sales, use, excise, goods and services, consumption, countervail and value added taxes, all other taxes of any kind relating to Providence, or the Business and imposed by any Governmental Authority, whether disputed or not; and

1.1.24.2	assessments, charges, duties, fees, imposts, levies or other governmental charges and interest, penalties or additions associated therewith.

1.2	Gender and Number. The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa, and words importing gender include all genders.

1.3 Currency. Unless specified, all references to currency in this Agreement shall mean United States dollars. 1.4 Section Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

ARTICLE II

EXCHANGE OF SHARES FOR NOTES

2.1	Exchange. Upon and subject to the terms of this Agreement, the Company hereby agrees to issue and deliver Twelve Million Two Hundred Thirteen Thousand Six Hundred Seventy (12,213,670) shares of Company Stock (the “Exchanged Shares”) to the Holders (which Exchanged Shares shall be allocated among the respective Holders in the manner shown on Exhibit A to this Agreement); and each Holder hereby agrees to exchange, assign, transfer and set over his, her or its Note(s) to the Company as consideration for the Exchanged Shares, all on the Closing Date.

2.2	Adequate Consideration. Each Holder expressly acknowledges that the Exchanged Shares to which such Holder is entitled pursuant to this Agreement constitute adequate consideration for the Note such Holder is surrendering. To the extent interest has accrued and has not been paid on a given Holder’s Note and that interest is not recognized in the value of the Exchanged Shares issuable to the Holder under the terms of this Agreement, such Holder hereby waives the right to receive any such interest.

2.3 Share Valuation Price. The valuation of the Notes, in the aggregate, shall be deemed equivalent to the valuation of the Exchanged Shares.

2.4 Tax Free. The exchange of Notes for Exchanged Shares will be deemed by the parties to be a tax free exchange.

2.5	Resale Restrictions. The Exchanged Shares issued to Holders shall be subject to resale restrictions imposed pursuant to the Securities Act of 1933 as amended and thus restricted for a period of at least twelve (12) months from the date of issuance.

2.6	Company Loans. The Company has committed to Providence, prior to the Closing Date, to loan Providence up to five million dollars ($5,000,000) pursuant to a Secured Revolving Replacement Promissory Note, dated December 1, 2005, as an inducement for Providence to enter into this Agreement, the receipt of approximately four million two hundred seven thousand three hundred five dollars ($4,207,305) of such monies being hereby acknowledged.

2.7 Closing Date. The Closing Date of the transaction contemplated hereby shall take place on May 26, 2006, at the offices of Healthbridge, at 11 a.m. Pacific Daylight Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1	Holders. Each Holder, acting severally and not jointly, makes the representations and warranties set out herein to the Company, recognizing that the Company is relying on such representations and warranties in entering into the transactions contemplated by this Agreement. All due diligence searches, investigations or inspections by the Company, up to the Closing Date, are without prejudice to the Company’s right to rely upon the representations and warranties of each Holder in entering into the transactions contemplated by this Agreement. Each Holder, acting severally and not jointly, makes the following representations and warranties to the Company:

3.1.1	Authority, Filings, Consents and Approvals. Such Holder has duly authorized, executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of such Holder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. No other proceedings on the part of such Holder are necessary to authorize the entering into of this Agreement and the consummation of the transactions contemplated hereby by such Holder. The execution, delivery and performance of this Agreement and the agreements contemplated herein will not require such Holder to obtain any consent, waiver, authorization or approval of, or make any prior filing with or give notice to, any person, except for such consents, waivers, authorizations or approvals that have already been obtained or which if not obtained or provided would not be reasonably likely to have a material adverse effect on the Business.

3.1.2	Characterization of the Notes. Such Holder’s Note constitutes the legitimate obligation of Providence, enforceable in accordance with its terms, and is owned and held of record and beneficially by such Holder.

3.1.3	The Notes. Such Holder has good and valid title to such Holder’s Note, free and clear of all Encumbrances. Such Holder’s Note bears no restriction on transfer that would prohibit conveyance to the Company.

3.1.4	Absence of Legal Conflicts. The execution and delivery of this Agreement by such Holder does not, and the performance of this Agreement by such Holder of the transactions contemplated by this Agreement will not:

3.1.4.1 conflict with or violate any Applicable Law; or
3.1.4.3	result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Holder is a party in relation to the Business or by which the Business or the Assets are bound or affected, which, in any such case, would prohibit or delay such Holder’s ability to perform such Holder’s obligations under this Agreement.

3.1.5	Litigation. There are no claims, actions, proceedings, suits, investigations or reviews pending or, to the knowledge of such Holder, threatened against such Holder or otherwise in relation to the Business or the Assets or such Holder’s Note, before or by any Governmental Authority or court.

3.1.6	Investment Intent. Such Holder is acquiring the Exchanged Shares for investment purposes only and not with a view of immediate resale or distribution and will not resell or otherwise transfer or dispose of the Exchanged Shares except in accordance with the provisions of all Applicable Laws.

3.2	Company. The Company makes the representations and warranties set out herein to the Holders, recognizing that the Holders are relying on such representations and warranties in entering into the transactions contemplated by this Agreement. All due diligence searches, investigations or inspections by the Holders, up to the Closing Date, are without prejudice to the Holders’ right to rely upon the representations and warranties of the Company in entering into the transactions contemplated by this Agreement.

3.2.1	Incorporation and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on the Company. The Company has all requisite power and authority to own, lease and operate its properties.

3.2.2	Authority, Filings, Consents and Approvals. The Company has the corporate power and authority to enter into this Agreement and to perform the transactions contemplated by this Agreement subject to shareholder approval and the filing of pertinent disclosure filings with the Securities and Exchange Commission (“Commission”). This Agreement has been duly authorized, executed and delivered by the Company’s board of directors and, subject to shareholder approval, constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except for obtaining shareholder approval, no other proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the agreements contemplated herein will not require the Company to obtain any other consent, waiver, authorization or approval of, or make any filing with or give prior notice to, any person, except for any such consents, waivers, authorizations or approvals that relate to shareholder approval and disclosure filings with the Commission.

3.2.3	Capitalization of the Company. The authorized capital of the Company consists of (a) fifty million (50,000,000) Company Shares, of which seventeen million two hundred thirty thousand eight hundred forty-one (17,230,841) Company Shares (the “Outstanding Shares”) are issued and outstanding, and (b) twenty five million (25,000,000) preferred shares of par value $0.0001 per share, none of which are outstanding. The Outstanding Shares are duly authorized, validly issued, fully paid and non-assessable.

3.2.5 Derivative Shares. The Company has the following derivative securities (the "Derivative Shares") issued and outstanding:

3.2.4.1	three hundred and fifteen thousand one hundred and fourteen (315,114) common share purchase warrants exercisable at thirty cents ($0.30) per share at any time until November 30, 2010;

3.2.4.2	four million four hundred and eighty one thousand dollars ($4,481,000) plus seven percent (7%) accrued interest in debt convertible into common shares at thirty five cents ($0.35) per share at any time until November 30, 2010;

3.2.4.3	Two hundred fifty thousand dollars ($250,000) plus ten percent (10%) accrued interest in debt convertible into common shares at twenty five cents ($0.10) per share at any time until May 6, 2010.

Except as to the Outstanding Shares and the Derivative Shares, the Company has not granted any other rights nor incurred any other commitments to purchase, acquire, convert or exchange any other securities for common or preferred shares of the Company and there are no other contracts, commitments, agreements, understandings, arrangements or restrictions that require the Company to issue, sell or deliver any of its stock or other securities. The Company has sufficient authorized, unissued shares of its common stock to consummate the transactions contemplated herein, and such stock bears no restriction on issuance that would prohibit issuance to the Holders as contemplated herein.

3.2.5	Corporate Records. All transactions of the Company have been promptly and properly recorded or filed in or with its respective books and records, and the minute books contain complete and accurate records of the meetings and proceedings of stockholders and directors thereof.

3.2.6 Company Directors. The directors and officers of the Company are as follows:
                  Nora Coccaro                       Nora Coccaro        President and Chief Executive Officer,
                                                                         Chief Financial Officer, and Principal
                                                                         Accounting Officer
                  Markus Mueller
3.2.7	Liabilities. Except as shown in its most recent publicly released audited financial statements and interim un-audited financial statements (the “Company Financials”) the Company has no material liabilities of any kind whatsoever, contingent or non-contingent, other than those incurred in the ordinary course of business, including, without limitation, commercial real estate leases, utilities, telephone, and legal services.

3.2.8	Liabilities at Closing. Except as may otherwise be set forth in Section 3.2.7 above, the value of all liabilities of the Company, including any exposure under any guarantees, as at the Closing Date, shall not be in excess of those normally incurred and paid by the Company in the ordinary course of business.

3.2.9	Assets. The Company has good and marketable, legal and beneficial title to all of the property comprising its assets as shown on the Company Financials, free and clear of all Encumbrances. Such assets constitute all of the property, rights and other assets used by the Company, or which are necessary or desirable to conduct the Company’s business as conducted prior to the date hereof. Without limiting the generality of the foregoing, none of the personal property or the fixed plant and equipment shown in the Company Financials is leased or otherwise used in the Company’s business subject to any agreement with any third party.

3.2.10	Corporate Records and Financial Statements. All material transactions relating to the Company’s business have been promptly and properly recorded or filed in or with the Company’s books and records. The minute books of the Company contain complete and accurate records of the meetings and proceedings of stockholders and directors thereof. The Company Financials for the period ending March 31, 2006, fairly and accurately present the financial condition of the Company as at such date and the results of its operations for the period then ended.

3.2.11	Environmental Compliance. Except in compliance with Environmental Laws, to the knowledge of the Company and its directors, the Company has not caused or permitted, and the Company and its directors have no knowledge of, any material release or disposal by any person of any Hazardous Substance on or from any premises formerly or presently used in the Company’s business. All Hazardous Substances generated, handled, stored, treated, processed, transported or disposed of in the course of the Company’s business have been generated, handled, stored, treated, processed, transported or disposed of in all material respects, in compliance with applicable Environmental Laws.

3.2.12	Payment of Taxes. The Company has paid all Taxes due and payable in relation to the Company’s business and has paid all assessments that the Company has received in respect of Taxes.

3.2.13	Reassessments. No reassessments of Taxes have been issued against the Company in relation to the Company’s Business nor is the Company aware of any pending or threatened assessment or reassessment for Taxes. The Company has not executed or filed with any Governmental Authority any agreement extending the period for assessment, reassessment or collection of any Taxes.

3.2.14	Withholdings. The Company has withheld from each payment made to any of its current or former Employees, officers and directors, and to all other persons, all amounts required by law and will continue to do so until the Closing Date. The Company has remitted or will remit, such withheld amounts within the prescribed periods to the appropriate Governmental Authority. The Company has charged and collected and has remitted or will remit on a timely basis all Taxes as required by Applicable Law on any sale, supply or delivery whatsoever, made in relation to the Company’s business.

3.2.15	Contracts. The Company is not a party to, or bound by, any material contract, agreement or commitment of any kind in relation to its business other than this Agreement and the Securities Exchange Agreement (the “Company Contracts”). The Company Contracts are in full force and effect.

3.2.16	Employees. Complete and accurate particulars of the Company’s Employees pertaining to the date of hire of such Employees and their annual remuneration and the names of those on long term disability, workers’ compensation or leave of absence (if any) will be provided to Holders upon request. The Company does not have any written employment agreements relating to any of its Employees.

3.2.17	Collective/Employment Agreements. None of the Company’s Employees is employed under a contract that cannot be terminated by the Company, with or without notice, including those Employees who are employed on indefinite hire requiring reasonable notice of termination by Applicable Law. The Company is not a party, either directly or by operation of law, to any collective bargaining agreement. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Company’s Employees by way of certification, interim certification, voluntary recognition, or successor rights. There are no threatened or pending union organizing activities involving the Company’s Employees and there are no threatened labor disputes or work stoppages relating to, or connected with, the Company’s business.

3.2.18	Occupational Health and Safety. There are no outstanding inspection orders or charges or any other Orders made against the Company or its business. The Company is in compliance with all occupational health and safety rules and regulations in all material respects in relation to its business and there are no outstanding violations of such rules and regulations.

3.2.19 Insurance. The Company carries no insurance related to its business or assets.
3.2.20	Permits. The Company is in possession of and is in compliance with all Permits required by any Governmental Authority that are necessary to conduct the Company’s business.

3.2.21	Absence of Legal Conflict. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by it of the transactions contemplated by this Agreement will not:

3.2.21.1 conflict with or violate the constituent documents of the Company; 3.2.21.2 conflict with or violate any Applicable Law; or
3.2.21.3	result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected, which, in any such case, would prohibit or delay the Company’s ability to perform its obligations under this Agreement.

3.2.22	Reporting Status. The Company is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and is current in all required filings with the Commission as of the execution of this Agreement. The Company’s reports filed with the Commission can be viewed at www.sec.gov. The Company will obtain approval of the transactions contemplated herein by the shareholders of the Company pursuant to a proxy solicitation (the “Proxy Solicitation”). Without limiting the generality of the foregoing:

3.2.22.1 the Proxy Solicitation will be conducted in compliance with Applicable Law.
3.2.22.2	the meeting of the Company’s shareholders to approve the transactions contemplated in this Agreement (the “Meeting”) will be noticed and conducted in all material respects in compliance with Applicable Law and with the Company’s constituent documents.

3.2.22.3	at the Meeting, a quorum of shareholders of the Company will be present in person or represented by proxy.

3.4.22.4	the transactions contemplated in this Agreement will be presented to the requisite number of the Company’s shareholders present in person or represented by proxy at the Meeting, in accordance with Applicable Law and the Company’s constituent documents.

3.2.23	Litigation. There are no claims, actions, proceedings, suits, investigations or reviews pending or, to the knowledge of the Company’s directors, threatened against the Company or otherwise in relation to the Company or its assets or the Outstanding Shares or the Derivative Shares, before or by any Governmental Authority or court.

3.2.24 Conduct of Business - Changes. Since March 31, 2006: 3.2.24.1 the Company has conducted its business in the ordinary course, using reasonable efforts to preserve such business; 3.2.24.2 there has not been any material adverse change in the Company's assets, or affairs or the financial condition of the Company's business; 3.2.24.3 the Company has not: 3.2.24.3.1 increased the compensation paid or payable to any of its Employees or increased the benefits to which its Employees are entitled or provided any new benefits for any such Employees; or
3.2.24.3.2 modified, amended or terminated any contract to which it is or was a party in relation to the Company’s business, except in the ordinary course of business with a view to the best interests of the Company’s business.

3.2.25	Investment Intent. The Company is acquiring the Notes for investment purposes only and not with a view to or for resale or distribution and will not resell or otherwise transfer or dispose of the Notes except in accordance with the provisions of all Applicable Laws.

ARTICLE IV

CLOSING

4.1 Holders' Deliveries at Closing. On the Closing Date or unless expressly determined in writing otherwise, the Holders shall deliver to the Company the following: 4.1.1 The original Notes, duly endorsed for transfer to the Company; 4.1.2 Any consents required to transfer the Notes to the Company;

4.1.3	A closing certificate jointly signed by the Holders, certifying that at and as of the Closing Date, the representations and warranties made by the Holders contained in this Agreement are true and correct as if made at the Closing Date and that all covenants, agreements and conditions required by this Agreement to be performed or complied with by the Holders prior to or at the Closing Date have been performed and complied with, except as otherwise specifically disclosed to Company by notice in writing; and

4.1.4	Such other documents, certificates, instruments and agreements as are required or contemplated to be delivered to the Company by the Holders pursuant to this Agreement.

4.2 The Company's Deliveries at Closing. On the Closing Date or unless expressly determined in writing otherwise, the Company shall deliver to the Holders the following:

4.2.4	Share certificates representing the Exchanged Shares, duly issued for delivery to the respective Holders in the respective share amounts detailed on Exhibit A;

4.2.5	An original copy of a resolution of the board of directors of the Company authorizing the execution and delivery of this Agreement and the issuance of the Exchanged Shares in exchange for the Notes;

4.2.3	A closing certificate of a principal officer of the Company, certifying that at and as of the Closing Date, the representations and warranties made by the Company contained in this Agreement are true and correct as if made at the Closing Date and that all covenants, agreements and conditions required by this Agreement to be performed or complied with by the Company prior to or at the Closing Date have been performed and complied with, except as otherwise specifically disclosed to the Holders by notice in writing; and

4.2.4	Such other documents, certificates, instruments and agreements as are required or contemplated to be delivered to the Holders by the Company pursuant to this Agreement.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

5.1	Conditions Precedent to Obligations of the Company. The obligations of the Company under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction on or before the Closing Date of the following conditions, provided, however, that the Company may waive the pre-Closing Date performance of the following conditions without waiving its right to require the post-Closing Date performance of the following conditions (unless expressly waived in a signed writing):

5.1.1	Representations and Warranties True. The representations and warranties of the Holders shall be in all material respects true and accurate as of the date when made, and, except as to representations and warranties that are expressly limited to a state of facts existing at a time prior to the Closing Date, shall be in all material respects true and accurate at and as of the Closing Date.

5.1.2	Performance of Covenants. The Holders shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by each Holder prior to or as of the Closing Date.

5.1.3	No Governmental or Other Proceeding or Litigation. No Order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby; and no suit, action (other than the exercise of dissenters’ rights), investigation, inquiry or proceeding by any governmental body or other person or entity shall be pending or threatened that challenges the validity or legality, or seeks to restrain the consummation, of the transactions contemplated hereby.

5.1.4	Closing Documentation. The Company shall have received the documents identified in Section 4.1 and such additional documentation on the Closing Date as the Company and its counsel may reasonably require to evidence compliance by the Holders with all of their obligations under this Agreement.

5.1.5	Shareholder Approval. The transactions contemplated herein shall have been approved at the Meeting by holders of the requisite number of the Company’s outstanding voting securities.

5.1.6	Securities Exchange Agreement Executed, Consummated. The Securities Exchange Agreement shall have been executed by all parties to it and the transactions contemplated therein shall have been consummated, or shall be consummated contemporaneously with the transactions contemplated in this Agreement.

5.2	Conditions Precedent to Obligations of the Holders. The obligations of the Holders under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction, or to the waiver by the Holders on or before the Closing Date of the following conditions, provided, however, that the Holders may waive the pre-Closing Date performance of the following conditions without waiving their right to require the post-Closing Date performance of the following conditions (unless expressly waived in a signed writing):

5.2.1	Representations and Warranties True. The representations and warranties of the Company shall be in all material respects true and accurate as of the date when made, and, except as to representations and warranties that are expressly limited to a state of facts existing at a time prior to the Closing Date, shall be in all material respects true and accurate at and as of the Closing Date.

5.2.2	Performance of Covenants. The Company shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or as of the Closing Date including but not limited to the obligation to loan Providence up to $5,000,000 pursuant to the terms of the Promissory Note on or prior to the Closing Date.

5.2.3	No Governmental or Other Proceeding or Litigation. No Order of any court or administrative agency shall be in effect that restrains or prohibits any transaction contemplated hereby; and no suit, action, other than the exercise of dissenters’ rights, investigation, inquiry or proceeding by any governmental body or other person or entity shall be pending or threatened that challenges the validity or legality, or seeks to restrain the consummation, of the transactions contemplated hereby.

5.2.4	Closing Documentation. The Holders shall have received the documents identified in Section 4.2 and such additional documentation on the Closing Date as the Holders and their respective counsel may reasonably require to evidence compliance by the Company with all of its obligations under this Agreement.

5.2.5	Shareholder Approval. The transactions contemplated herein shall have been approved at the Meeting by holders of the requisite number of the Company’s outstanding voting securities.

5.2.6	Securities Exchange Agreement Executed, Consummated. The Securities Exchange Agreement shall have been executed by all parties to it and the transactions contemplated therein shall have been consummated, or shall be consummated contemporaneously with the transactions contemplated in this Agreement.

ARTICLE VI

INDEMNIFICATION

6.1	Indemnity of the Holders. The Company agrees to defend, indemnify and hold harmless each Holder from and against, and to reimburse each Holder with respect to, all Losses (“Holders’ Losses”) asserted against or incurred by such Holder by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement made by the Company or in any document or closing certificate delivered by the Company pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby. Notwithstanding the foregoing provisions of this Section 6.1, no claim for indemnification shall be made by any Holder against the Company unless and until the aggregate of all Holders’ Losses exceed $25,000.

6.2	Indemnity of the Company. Each Holder, acting severally and not jointly, agrees to defend, indemnify and hold harmless the Company from and against, and to reimburse the Company with respect to, all Losses (“Company Losses”) asserted against or incurred the Company by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement and made by such Holder or in any document or certificate delivered by such Holder pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby; provided, however, that each Holder shall only be required to defend, indemnify and hold harmless the Company for the representations and warranties made by such Holder. Notwithstanding the foregoing provisions of this Section 6.2, no claim for indemnification shall be made by Company against any Holder unless and until the aggregate Company Losses exceed $25,000.

6.3	Indemnification Procedure. A party (an “Indemnified Party”) seeking indemnification shall give prompt notice to the other party (the “Indemnifying Party”) of any claim for indemnification arising under this Article VI. The Indemnifying Party shall have the right to assume and to control the defense of any such claim with counsel reasonably acceptable to such Indemnified Party, at the Indemnifying Party’s own cost and expense, including the cost and expense of reasonable attorneys’ fees and disbursements in connection with such defense, in which event the Indemnifying Party shall not be obligated to pay the fees and disbursements of separate counsel for such in such action. In the event, however, that such Indemnified Party’s legal counsel shall determine that defenses may be available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, in that there could reasonably be expected to be a conflict of interest if such Indemnifying Party and the Indemnified Party have common counsel in any such proceeding, or if the Indemnified Party has not assumed the defense of the action or proceedings, then such Indemnifying Party may employ separate counsel to represent or defend such Indemnified Party, and the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for such Indemnified Party. No settlement of any such claim or payment in connection with any such settlement shall be made without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

ARTICLE VII

NO JOINT AND SEVERAL OBLIGATIONS

7	The Holders acknowledge and agree that the Company is entering into this Agreement in reliance upon the personal covenants of the Holders. All covenants, representations and warranties provided by the Holders in this Agreement are provided on a several and not joint basis as between the respective Holders with the intent and effect that the Holders shall be severally and not jointly bound thereby, and responsible therefor, up to the Closing Date, and after the Closing Date the Holders shall remain severally and not jointly liable for the breach of any representations, warranties or covenants under this Agreement made by any of the Holders.

ARTICLE VIII

MISCELLANEOUS

8.1	Amendment and Modification; Waiver. This Agreement may only be amended or modified in writing, signed by all of the parties hereto. No waiver in writing of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

8.2	Further Assurances. The parties will execute and deliver such further documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement and the transactions contemplated hereby.

8.3	Expenses. Except as otherwise expressly provided in this Agreement and whether or not the transactions contemplated by this Agreement are completed, the parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

8.4	Public Disclosure. The parties agree that, except as may be required to comply with the requirements of Applicable Laws, the parties shall keep the terms of this Agreement, and the agreements entered into in relation hereto, confidential. In this regard, the Holders acknowledge that the Company is a publicly traded and that the Company may decide, in its sole discretion, when and how to comply with applicable reporting requirements incumbent upon it’s publicly traded status.

8.5	Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld.

8.6	Parties in Interest. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, heirs or other personal legal representatives and permitted assigns. Except as expressly provided in this Agreement, nothing in this Agreement is intended to confer upon any person other than the Company and the Holders or their respective successors, heirs or other personal legal representatives or permitted assigns, any rights or remedies under or by reason of this Agreement.

8.7	Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument. A signed facsimile or telecopied copy of this Agreement shall be effectual and valid proof of execution and delivery.

8.8	Performance on Holidays. If any action is required to be taken pursuant to this Agreement on or by a specified date that is not a Business Day, then such action shall be valid if taken on or by the next succeeding Business Day.

8.9	Notice. All communications, notices, requests, consents or demands given or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or received by prepaid registered or certified mail or recognized overnight courier addressed to, or upon receipt of a facsimile sent to, the party for whom intended, as follows, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein:

      If to Company:

      Healthbridge, Inc.1066
West Hastings Street, Suite 2610

Vancouver,
British Columbia V6E 3X2

Attn: Nora Coccaro

Phone: (604) 602-1717

      Fax: (604) 687-6755

Email: noracoccaro@attglobal.net

        With a copy to:

      Ruairidh W. Campbell, Esq.

Orsa & Company

      1403 E 900 S

      Salt Lake City, UT 84105

Phone: (801) 582-9606

Fax: (801) 582-9629

Email: ruairidhcampbell@msn.com

      If to a Holder:

To the address of such Holder shown on the signature page to this Agreement, or to such other address as the Holder shall have notified the other parties in writing

        With a copy to:

David Turner, Esq.

Scheef and Stone, L.L.P.

5956 Sherry Lane, Suite 1400

Dallas, Texas 75225

Phone: (214) 706-4205

Fax: (214) 706-4242

      Email: david.turner@solidcounsel.com

8.10	Governing Law. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of Texas, without reference to principles of conflicts of law. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the State of Texas in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of such proceeding in such jurisdictions. Each party hereby agrees that if another party to this Agreement obtains a judgment against it in such a proceeding, the party that obtained such judgment may enforce same by summary judgment in the courts of any country having jurisdiction over the party against whom such judgment was obtained, and each party hereby waives any defenses available to it under local law and agrees to the enforcement of such a judgment. Each party to this Agreement irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

8.11	Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforced as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

8.12	Entire Agreement. This Agreement and any instruments and agreements to be executed pursuant to this Agreement, sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

[Signature Pages Follow]

IN WITNESS WHEREOF each of the parties hereto has executed this Agreement as of the date first set forth above.

The Company:

HEALTHBRIDGE, INC.

   By: /s/ Nora Coccaro

Nora Coccaro

   Chief Executive Officer

Holders:                                                      Address:

                                                                       c/o Scherrer and Partner
                                                                       Bleicherweg 66
/s/ Edward Kneiffel                                                    8002 Zurich, Switzerland
Edward Kneiffel

                                                                       c/o Scherrer and Partner
                                                                       Bleicherweg 66
/s/ Christian Diem                                                     8002 Zurich, Switzerland
Christian Diem

                                                                       c/o Scherrer and Partner
                                                                       Bleicherweg 66
/s/ George Scherrer                                                    8002 Zurich, Switzerland
George Scherrer

                                                                       c/o Scherrer and Partner
                                                                       Bleicherweg 66
/s/ Markus Muller                                             8002 Zurich, Switzerland
Markus Muller

GLOBAL PROJECT FINANCE AG

                                                                       Sunnaerai 1
                                                                       6072 Sachseln
By: /s Global Project Finance AG                              Switzerland
      Name (print):
      Title:

Birmensdorferstrasse 55 8044 Zurich

   By: /s/ JTE Project Finanz AG SwitzerlandName
(print):Title:

SWANLAKE INVESTMENTS LIMITED

Shirley House 50 Shirley Street

   By: /s/ Swanlake Investments Limited Nassau, BahamasName
(print):Title:

CARRERA INVESTMENTS LIMITED

Shirley House 50 Shirley Street

   By: /s/ Carrera Investments Limited Nassau, BahamasName
(print):Title:

c/o Thurn and Taxis Capital

Management AG Vaduz

Seestrasse 33

/s/ Bo Thorwald Berglin CH-8702 Zollikon, SwitzerlandBo
Thorwald Berglin

c/o Thurn and Taxis Capital

Management AG Vaduz

Seestrasse 33

/s/ Gosta Wilhelm Bergholtz CH-8702 Zollikon, SwitzerlandGosta
Wilhelm Bergholtz

c/o Thurn and Taxis Capital

Management AG Vaduz

Seestrasse 33

/s/ Inge Wicki CH-8702 Zollikon, SwitzerlandInge
Wicki

Gartenstrasse 10

/s/ James Ladner CH 8002 Zurich, SwitzerlandJames
Ladner

709 Garner Place Estevan, Saskatchewan

/s/Neal Bezaire CanadaNeal
Bezaire

709 Garner Place Estevan, Saskatchewan

/s/ Norma Bezaire CanadaNorma
Bezaire

RR #5 Saskatoon, Saskatchewan

/s/ Arden Gibb CanadaArden
Gibb

Exhibit A

To

Note Exchange Agreement

                      Holder                                                     No. Shares
                      Edward Kneiffel                                                   50,000
                      Christian Diem                                                   400,000
                      George Scherrer                                                  400,000
                      Markus Muller                                                  2,160,949
                      Global Project Finance AG                                      1,100,000
                      JTE Finanz AG                                                    500,000
                      Swanlake Investments Limited                                   1,600,000
                      Carrera Investments Limited                                    1,485,037
                      Bo Thorwald Berglin                                            2,658,759
                      Gosta Wilhelm Bergholtz                                          291,119
                      Inge Wicki                                                       291,119
                      James Ladner                                                     681,119
                      Neal and Norma Bezaire                                           165,000
                      Arden Gibb                                                       430,568

                               TOTAL                                                12,213,670